SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 11, 2008

MINISTRY PARTNERS INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

California	333-04028LA	33-0489154
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 11, 2008, the Company’s shareholders approved the adoption of a Plan of Conversion (the “Plan”) pursuant to which the Company will convert from a California organized corporation to a limited liability company organized under California law.  The Plan was approved by the Company’s common stock holders and holders of Class I and Class II Preferred Stock at a Special Meeting of Stockholders held at the Company’s offices in Brea, California (the “Meeting”).

The record date for the Meeting was October 31, 2008.  The Plan required the approval of a majority of the total number of shares of common stock outstanding on the record date and two-thirds of the Class I and Class II Preferred stock, voting separately as a class.

According to the Minutes of the Meeting and report of the inspector of the election, results of the vote on the approval of the Plan were as follows:

Class of Stock	Number of Shares Outstanding	Shares Voting in Favor	% Voting in Favor

Common Stock	146,522	146,522	100.0%

Class I Preferred Stock	100,000	96,600	96.6%

Class II Preferred Stock	19,000	19,000	100.0%

No votes were cast against the approval of the Plan.  With the adoption of the Plan, the Company plans to file Articles of Organization - Conversion with the Secretary of State of the State of California to implement the conversion from a California corporation to a California limited liability company.  The Company expects to consummate the conversion transaction on or before December 31, 2008.  The name of the converted entity will be Ministry Partners Investment Company, LLC.

Once the conversion becomes effective, the converted entity will be vested with all rights, privileges, powers, franchises and assets of the Company and will continue to be responsible for all debts, obligations and contracts entered into by the Company.

Item 9.01.  Financial Statements and Exhibits

(d)  The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit
2.1	Plan of Conversion
2.2	Articles of Organization - Conversion
2.3	Operating Agreement
2.4	Series A Preferred Unit Certificate

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 22, 2008	MINISTRY PARTNERS INVESTMENT
CORPORATION

/s/ Billy M. Dodson
Billy M. Dodson
President
589530.01